SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) July 31, 2002

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	N/A
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 441-296-1431

Not Applicable

(Former Name or Former Address, if changed since last report)

 ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

The Audit Committee of the Board of Directors of Central European Media Enterprises Ltd. annually considers and recommends to the Board the selection of its independent public accountants. As recommended by the Company's Audit Committee, the Board of Directors has decided to no longer engage Arthur Andersen ("Andersen") as the Company's independent public accountants and engaged Deloitte & Touche to serve as the Company's independent public accountants for 2002.

Andersen's reports on the Company's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles. The report for the year 2001 was modified on a going concern basis since in its cash flow projections the company was relying on cash flows that were outside the Company management's direct control.

During the Company's two most recent fiscal years and through the date of this Form 8-K, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 is a copy of Andersen's letter, dated July 31, 2002, stating its agreement with such statements.

During the Company's two most recent fiscal years and through the date of this Form 8-K, the Company did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

EXHIBITS

16.	Letter from Arthur Andersen to the Securities and Exchange Commission dated July 31, 2002.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 31, 2002	/s/ Mark J. L. Wyllie
Mark J. L. Wyllie Vice President - Finance (Principal Financial Officer and Duly Authorized Officer)